Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

_________, 2010

Old Mutual Funds II
c/o Old Mutual Capital, Inc.
4643 S. Ulster Street, Suite 600
Denver, Colorado 80237

Re:	Old Mutual Government Money Fund
Old Mutual Treasury Fund

Ladies and Gentlemen:

We have acted as counsel to Old Mutual Funds II, a statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the registration of an indefinite number of Institutional Class shares of beneficial interest, par value $0.001 per share (the “Government Money Fund Shares”), of Old Mutual Government Money Fund (the “Government Money Fund”) and Institutional Class shares of beneficial interest, par value $0.001 per share (the “Treasury Fund Shares” and, together with the Government Money Fund Shares, the “Shares”), of Old Mutual Treasury Fund (the “Treasury Fund” and, together with the Government Money Fund, the “Funds”), each a series portfolio of the Trust. This opinion is given in connection with the filing by the Trust of Post Effective Amendment No. __ to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and Post Effective Amendment No. __ to such registration statement under the Investment Company Act of 1940, as amended (collectively, the “Registration Statement”).

In connection with our giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i)  the prospectus of the Government Money Fund and the prospectus of the Treasury Fund, which are included in the Registration Statement, substantially in the form in which it has been filed or is to be filed (each, a “Prospectus” and, together, the “Prospectuses”); (ii) the Amended and Restated Agreement and Declaration of Trust of the Trust, as currently in effect; (iii) the Amended and Restated By-Laws of the Trust, as currently in effect; (iv) the Certificate of Trust of the Trust, certified by the Secretary of State of the State of Delaware as of ________, 2010; (v) a certificate from the Secretary of State of the State of Delaware dated ________, 2010, certifying that the Trust is in good standing under the laws of the State of Delaware; and (vi) a Certificate of an officer of the Trust dated ________, 2010, with respect to certain resolutions and actions approved by the Board of Trustees of the Trust.  We also have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

The Prospectuses provide for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In connection with our giving this opinion, we have assumed that upon the sale of the Shares the Trust will receive the net asset value thereof.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be offered pursuant to the Prospectuses have been duly authorized for issuance and, when the Shares have been sold, issued and paid for pursuant to the terms, provisions and conditions of the respective Prospectuses, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the Delaware Statutory Trust Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Other Service Providers – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is included in Post Effective Amendment No. __/__ to the Registration Statement.

Very truly yours,

By:         _________________________